EXHIBIT 99.1

NEWS RELEASE

Company contact: Steve Bailey FLIR Systems, Inc. (503) 684-3731 www.FLIR.com

FLIR Systems Completes Sale of $175 Million of Senior Convertible Notes

PORTLAND, OR June 6, 2003—FLIR Systems, Inc. (NASDAQ: FLIR) today announced that it has priced its offering of $175 million of 3.0% senior convertible notes due 2023, plus up to an additional $35 million of notes that may be issued at the option of the initial purchasers. The notes will be unsecured senior obligations of FLIR and will pay interest semi-annually. Holders may convert their notes into shares of FLIR common stock, subject to certain conditions, at a conversion rate of 22.5306 shares per $1,000 principal amount of notes, which is equivalent to a conversion price of $44.38 per share.

FLIR has agreed with one of the initial purchasers to purchase 1,865,800 shares of its outstanding common stock at $29.20 per share, or a total of $54,481,360. FLIR intends to use the remaining net proceeds for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures or acquisitions of businesses, product lines or technologies.

The notes will be redeemable at FLIR’s option beginning June 8, 2010 at a redemption price equal to 100% of the principle amount plus accrued interest, if any. Holders of the notes will have the right to require FLIR to repurchase all or some of their notes in cash on June 1, 2010 and 2018 and upon the occurrence of certain events constituting a fundamental change.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws. Any offers of the notes will be made exclusively by means of a private offering memorandum.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes or any shares of FLIR common stock, nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release includes forward-looking statements that involve risks and uncertainties, including those relating to whether or not FLIR will offer the notes or consummate the offering, relating to the anticipated terms of the notes and the offering, relating to the anticipated use of the proceeds of the offering, and relating to other risks detailed in FLIR filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.

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The Forward Looking Infrared Company

FLIR Systems, Inc. • 16505 SW 72nd Avenue • Portland, OR 97224 • USA

Telephone: +1(800) 322 3731 • www.flir.com